TECHNE CORPORATION APPOINTS DR. J. FERNANDO BAZAN
                     AS CHIEF TECHNOLOGY OFFICER

Minneapolis, Minnesota - July 23, 2013 - Techne Corporation (NASDAQ: TECH) (Techne) announced today that J. Fernando Bazan, Ph.D. has been appointed Chief Technology Officer. With global recognition as a scientific leader in fields ranging from structural biology to drug discovery for the treatment of human disorders, Dr. Bazan will be instrumental in directing innovation and influencing future growth in Techne's world-wide market.

Dr. Bazan joins Techne with more than twenty years of experience in academia and the biotechnology industry. Following training at Stanford University, the University of California Berkeley, and the University of California San Francisco, he served as a senior scientist at the DNAX Research Institute (Schering-Plough/Merck) and at Genentech (Roche) as well as serving as Chief Scientific Officer at NeuroScience, a neuroimmunology startup. Dr. Bazan holds an adjunct faculty appointment at the University of Minnesota School of Medicine where he applies pharmacological approaches to cancer and immune disorders and utilizes structural and computational insights to investigate signaling mechanisms in biological systems.

As a world renowned scientist, Dr. Bazan has shed light on important biological questions and set the groundwork for advances in the cell signaling and immunology fields. His technical expertise, interdisciplinary approach, and creativity led to the first classification system of the structural architectures of cytokines and their receptors. Dr. Bazan's research also produced numerous scientific breakthroughs including the identification of novel cytokines, their receptor complexes, and immune subsets (Th17 cells) that responded to these factors. This ability to drive global technical collaborations will help frame the strategic and platform decisions for the Company.

"We are delighted to welcome Dr. Bazan to the executive team at Techne," said Charles R. Kummeth, President and Chief Executive Officer of Techne. "His seminal discoveries of key cytokines are central to our business, and Dr. Bazan brings with him the technical expertise and vision to help lead the future of innovation at Techne."


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TECHNE Corporation and Subsidiaries (the Company) are engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. These activities are conducted through the Company's two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854